DISCOVERY COMMUNICATIONS TO REPURCHASE $500 MILLION OF SERIES C PREFERRED STOCK

Silver Spring, Maryland – December 13, 2010: Discovery Communications, Inc. (“Discovery” or the “Company”) (NASDAQ: DISCA, DISCB, DISCK) today announced that it has agreed to repurchase 13,732,491 shares of Series C preferred stock for approximately $500 million, or $36.41 per share, from Advance/Newhouse Programming Partnership. This transaction is outside the Company’s existing $1 billion stock repurchase program and represents less than 10% of the Advance/Newhouse Programming Partnership holdings in Discovery. Following the transaction, which is expected to close on December 13, 2010, Advance/Newhouse Programming Partnership will remain the largest shareholder in the Company with approximately 31 percent of the Company’s outstanding stock.

“This transaction, in conjunction with the $1 billion common stock repurchase program that was announced in the second quarter, reflects the Company’s commitment to effectively using our capital and our confidence in the long-term growth prospects for Discovery Communications,” said David Zaslav, President and Chief Executive Officer of Discovery.

“Our investment in Discovery remains one of the finest moments in the history of our company and we expect it will only become more successful as Discovery continues to grow and flourish,” said Donald E. Newhouse, President of Advance Publications, Inc. “We have no plan to further reduce our ownership. Our goal is to take a small percentage of our investment in Discovery and diversify into new acquisitions and investments that will hopefully turn out to be as meaningful.”

Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world's number one nonfiction media company reaching more than 1.5 billion cumulative subscribers in over 180 countries. Discovery empowers people to explore their world and satisfy their curiosity through 100-plus worldwide networks, led by Discovery Channel, TLC, Animal Planet, Science Channel, Investigation Discovery, Planet Green and HD Theater, as well as leading consumer and educational products and services, and a diversified portfolio of digital media services including HowStuffWorks.com. For more information, please visit www.discoverycommunications.com.

Advance Publications, Inc. is a diversified media company with leading positions in national and international magazines through Condé Nast and Parade Publications, daily and weekly newspapers, business journals through American City Business Journals, internet sites, cable television systems through Bright House Networks, and a significant interest in Discovery Communications.

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Investor Contact:	Media Contact:
Craig Felenstein	Michelle Russo
212-548-5109	240-662-2901
Craig_Felenstein@discovery.com	Michelle_Russo@discovery.com